NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 09, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 28, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Linx S.A. and STNE Participacoes S.A., a subsidiary of StoneCo Ltd., became effective on June 28, 2021. Each share of American Depositary Shares of Linx S.A. was automatically contributed to STNE Participacoes S.A. ("STNE") in exchange for one mandatorily redeemable Class A preferred share and one mandatorily redeemable Class B preferred share, both issued by STNE. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 28, 2021.